For Immediate Release
HARVEST NATURAL RESOURCES ANNOUNCES
2008 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON (PR Newswire) March 5, 2009 – Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2008 fourth quarter and year-end earnings.

Harvest posted a fourth quarter loss of $19.7 million, or $0.60 per share, compared to net income of $68.1 million, or $1.86 per share, for the 2007 fourth quarter. For the year ending December 31, 2008, Harvest’s net loss was $24.3 million, or $0.71 per share, compared to net income of $60.1 million, or $1.59 per share for 2007.

Included in the fourth quarter and year-end results is $10.8 million, or $0.32 per share, in dry hole costs related to the Harvest Hunter #1 well, which is Harvest’s exploratory well in its Gulf Coast AMI that was plugged and abandoned on January 9, 2009. Also included in the fourth quarter and year-end results is $16.4 million, or $0.48 per share, in exploration expense related to seismic in Indonesia, Gabon and the United States. For the year 2008, dry-hole costs and exploration expense totaled $27.2 million, or $0.80 per share.

Highlights for 2008 include:

•	Petrodelta’s self-funding drilling program increased oil production from a low of 12,200 barrels of oil per day (BOPD) in April 2008 to a current rate in excess of 20,000 BOPD;

•	To date, Petrodelta has drilled and completed ten new wells since re-commencing drilling operations in April 2008, eight of which were drilled in 2008;

•	Seismic data acquisition to support oil exploration projects in Indonesia and Gabon has been completed and processing and interpretation are underway;

•	Preliminary engineering is completed and Harvest has submitted a permit application to the US Army Corps of Engineers for drilling the Company’s second Gulf Coast AMI prospect in Texas State waters;

•	Harvest acquired leases in the Company’s Antelope project area in the Uintah Basin, Utah, resulting in a land position for Harvest and its partner of approximately 44,000 net acres as of the end of February 2009 (Harvest’s net acreage position is 22,000 acres); and

•	Harvest’s balance sheet at year end remains debt-free.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Harvest took several major steps in 2008 towards realizing the value in its portfolio through production growth in Venezuela and further diversification of its portfolio through our exploration programs in the US, Indonesia and Gabon. We have demonstrated through our drilling program in Venezuela that significant production growth can be attained with internally generated cash flow, preserving Harvest’s ability to execute our exploration and diversification program. Petrodelta was able to grow daily production 64% from 12,200 BOPD to in excess of 20,000 BOPD in less than a year from initiation of drilling. Notably, Petrodelta’s first two wells drilled in the Temblador Field, which is one of the three fields awarded to Petrodelta in the conversion process, have met with outstanding results with each of the two wells producing in excess of 2,000 BOPD with very low water cut.”

Edmiston continued, “Outside of Venezuela, we continue to make progress towards maturing our high impact exploration portfolio. In 2008, we completed seismic data acquisition projects in Indonesia and Gabon. Processing and interpretation of this data and of existing onshore and offshore 3D seismic from the US Gulf Coast, is currently underway. With our land acquisition program nearly complete, we look forward to drilling our first well in Utah on our Antelope project late in the second quarter.”

EXPLORATION AND PRODUCTION PROGRAMS

Venezuela

During 2008, Petrodelta drilled and completed eight development wells and produced approximately 5.5 million barrels of oil, an increase of two percent over the previous year. Petrodelta also sold 10.7 billion cubic feet of natural gas, a decrease of 20 percent from 2007. The average sales price for Petrodelta’s crude oil production was $83.22 per barrel and the average sales price received for natural gas was $1.54 per thousand cubic feet.

Petrodelta has been advised by the Venezuelan Government that production output will remain at approximately 16,000 BOPD effective January 1, 2009, consistent with OPEC production quotas. However, Petrodelta receives ongoing instructions from the Venezuelan authorities and has thus far been permitted to produce in excess of 20,000 BOPD. For the foreseeable future, Petrodelta will continue to receive and comply with such instructions from the authorities as they seek to balance supply to meets its OPEC quota.

United States- Gulf Coast

Harvest drilled the Harvest Hunter #1 exploratory well in Calcasieu Parish, Louisiana in the fourth quarter of 2008 and undertook a testing program to evaluate three prospective reservoir horizons. On January 9, 2009, the well was determined not to be commercial and was plugged and abandoned. The cost of drilling and testing the well was $10.8 million and was written off to dry hole costs at December 31, 2008.

During 2008, 3-D seismic re-processing, site surveying and preparation of preliminary engineering documents were undertaken on the West Bay Prospect, the second exploratory prospect in the Gulf Coast AMI. In December 2008, Harvest filed an Application to Install Structures to Drill and Produce Oil and Gas with the US Army Corps of Engineers – Galveston District. At year-end 2008, the permit application was under review by the Corps of Engineers, and drilling is expected to commence in late 2009 or early 2010, upon receipt of the requisite permit from the Corps of Engineers. Harvest is continuing to re-process and refine the interpretation of its existing proprietary 3-D seismic data over the prospect in preparation for drilling of the initial test well.

United States- Antelope

The Antelope project is targeted to explore for and develop oil and natural gas from multiple reservoir horizons in the Uintah Basin, Utah. Harvest will drill a deep gas exploration test well in 2009 and expects to spud the well during the second quarter. To date, Harvest and its partner have acquired approximately 44,000 acres (Harvest’s net acreage position is 22,000 acres) in the Antelope project area and continue to build their land position. Harvest is the operator and has a 50% working interest in the project. Harvest will fund 100% of the cost of the first test well.

Indonesia- Budong-Budong

Harvest opened a field office in Jakarta, Indonesia and completed a 2-D seismic data acquisition program in the fourth quarter of 2008 in the Budong PSC. Data processing and interpretation is currently underway. It is expected that the first of two planned onshore exploration wells will be spud in the second half of 2009.

Gabon- Dussafu Marin

In the fourth quarter of 2008, the acquisition of 650 kilometers of 2-D seismic was completed. The data is presently being processed to determine the hydrocarbon potential of the syn-rift play on the license. The play produces in the adjacent Lucina and M’Bya fields. Also during 2008, Harvest began reprocessing 1,076 square kilometers of existing 3-D seismic to depth image the sub-salt structure and determine the potential of the prolific Gamba play that is producing to the north of the Dussafu license in the Etame fields. Based on the results of the seismic processing, Harvest expects to make a decision later this year regarding the drilling of an exploration well in 2010.

2009 PLANNED EXPENDITURES

Planned exploration expenditures for 2009 are $38.8 million to evaluate the Company’s US and international prospect portfolio. Operations in Venezuela will be funded by internal cash flow. Harvest has sufficient financial resources to fund planned expenditures and maintain a cash reserve without having to raise additional capital.

Edmiston continued, “In spite of the current environment within our industry, Harvest will continue to invest in and add to our growth portfolio in 2009. Further, we expect that Petrodelta will continue to build on its string of success as it continues to develop and appraise its substantial portfolio of opportunities. The strength of Harvest’s balance sheet coupled with the underlying robust economics of Petrodelta allows us to continue to move forward in this difficult, low-price environment.”

Conference call

Harvest will hold a conference call at 10:00 a.m. Central Standard Time on Thursday, March 5, 2009, during which management will discuss Harvest’s 2008 fourth quarter and year-end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-325-4760 or 877-723-9517, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 5004366. A recording of the conference call will also be available for replay at 719-457-0820, passcode 5004366, until March 14, 2009.

The Company intends to file its 2008 Form 10-K with the Securities and Exchange Commission on Thursday, March 5, 2009. A copy of the Form 10-K will be available on the Company’s website at www.harvestnr.com.

The Conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the web site fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call, and will remain on the web site for approximately 90 days.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in the United States, Indonesia, West Africa and China and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings.

HARVEST NATURAL RESOURCES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, unaudited) December 31 December 31, 2008 2007 Restated ASSETS:

CURRENT ASSETS:
  Cash and cash equivalents $97,165 $120,841
  Restricted cash — 6,769
  Accounts and notes receivable, net 11,570 9,418
  Advances to equity affiliate 3,732 16,352
  Prepaid expenses and other 3,964 1,032
  Total current assets 116,431 154,412

OTHER ASSETS 3,316 4,301

INVESTMENT IN EQUITY AFFILIATES 215,380 254,775

PROPERTY AND EQUIPMENT, net 23,537 3,583

  TOTAL ASSETS $358,664 $417,071

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
  Accounts payable, trade and other $1,662 $5,949
  Accounts payable, related party — 10,093
  Accrued expenses 12,241 11,895
  Advance from equity affiliate 20,750 -
  Accrued Interest 4,691 5,136
  Income taxes payable 77 503
  Short-term debt — 9,302
  Total current liabilities 39,421 42,878

MINORITY INTEREST 48,882 57,546

STOCKHOLDERS’ EQUITY:
  Common stock and paid-in capital 209,259 202,323
  Retained earnings 126,470 150,815
  Treasury stock (65,368) (36,491)
  Total stockholders’ equity 270,361 316,647

      TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY $358,664 $417,071

HARVEST NATURAL RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share amounts, unaudited)
Three months Ended December 31,Twelve months Ended December 31, 20082007 Restated20082007 Restated
REVENUE:
Oil Sales	$—	$11,217	$—	$11,217
	—	11,217	—	11,217

EXPENSES:
Depreciation	60	42	201	384
Dry hole costs	10,828	—	10,828	—
Exploration expense	7,350	314	16,402	850
General and administrative	7,881	9,644	27,215	29,096
Taxes other than on income	301	(65)	(206)	423
	26,420	9,935	54,440	30,753
LOSS FROM OPERATIONS	(26,420)	1,282	(54,440)	(19,536)

OTHER NON-OPERATING INCOME (EXPENSE)
Gain on financing transactions	—	34,581	3,421	49,623
Investment earnings and other	659	1,493	3,663	9,051
Interest expense	11	(1,015)	(1,730)	(8,224)
	670	35,059	5,354	50,450

NET INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS (25,750) 36,341 (49,086) 30,914

Income tax expense (benefit)	(56)	5,283	25	6,312
NET INCOME (LOSS) BEFORE MINORITY INTERESTS		(25,694)	31,058	(49,111)	24,602
Minority interest in consolidated subsidiary companies	1,433	18,630	6,208	19,781
NET INCOME (LOSS) FROM CONSOLIDATED COMPANIES		(27,127)	12,428	(55,319)	4,821
Net income (loss) from unconsolidated equity affiliates	7,447	55,708	30,974	55,297
NET INCOME (LOSS)	$(19,680)	$68,136	$(24,345)	$60,118

NET INCOME (LOSS) PER COMMON SHARE:
Basic	($0.60)	$1.95	($0.71)	$1.65
Diluted	($0.60)	$1.86	($0.71)	$1.59
Weighted average shares outstanding:
Basic	32.9	35.0	34.1	36.5
Diluted	32.9	36.7	34.1	37.9

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

              Three months Ended December 31, Twelve months Ended December 31,

		2008	2007
Restated 2008 2007 Restated
Cash Flows From Operating Activities:
	Net loss	$(19,680)	$68,136	$(24,345)	$60,118

  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depletion, depreciation and amortization	60	42	201	384
Dry hole costs	10,828	—	10,828	—
Gain on financing transactions	—	(34,581)	(3,421)	(49,623)
Net (income) loss from unconsolidated equity affiliate	(7,447)	(55,708)	(30,974)	(55,297)
Non-cash compensation related charges	2,000	1,724	6,061	6,108
Minority interest in consolidated subsidiary companies	1,433	18,630	6,208	19,781
Deferred taxes		5,608		5,608
Dividends received from unconsolidated equity affiliate	—		72,530	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(573)	299	548	393
Advances to equity affiliate	(496)	(3,363)	12,620	2,794
Prepaid expenses and other	(2,653)	(14)	(5,632)	214
Accounts payable	1,397	1,868	(2,957)	2,122
Accounts payable, related party	—	108	(10,093)	456
Accrued expenses	291	2,337	(1,073)	(1,251)
Advance from equity affiliate	20,750	—	20,750	—
Accrued Interest	(25)	113	(445)	(1,714)
Deferred taxes		(11,217)	—	(11,217)
Income taxes payable	(100)	(383)	(426)	469
Net Cash Provided By (Used In) Operating Activities	5,785	(6,401)	50,380	(20,655)
Cash Flows From Investing Activities:
Additions of property and equipment	(9,078)	(307)	(26,317)	(647)
Investment in equity affiliate	(2,161)	(2,791)	(2,161)	(7,388)
Decrease in restricted cash	—	49,005	6,769	82,120
Investment costs	(205)	(4,125)	(1,346)	(4,125)
Net Cash Provided By (Used In) Investing Activities	(11,444)	41,782	(23,055)	69,960
Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	220	1,397	1,565	1,938
Purchase of treasury stock	(1,023)	(666)	(29,416)	(32,755)
Payments on notes payable	—	(23,093)	(7,211)	(45,726)
Financing costs	(152)	—	(1,075)	—
Dividends paid to minority interest	(14,506)	—	(14,864)	—
Net Cash Used In Financing Activities	(15,461)	(22,362)	(51,001)	(76,543)
Net Decrease in Cash	(21,120)	13,019	(23,676)	(27,238)
Cash and Cash Equivalents at Beginning of Period	118,285	107,822	120,841	148,079
Cash and Cash Equivalents at End of Period	$97,165	$120,841	$97,165	$120,841

PETRODELTA, S. A.
STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)

  Three months Ended
December 31, 2008 Twelve months Ended
December 31, 2008

Barrels of oil sold 1,562   5,505
MCF of gas sold 1,636   10,700
Total BOE 1,835   7,288
Total BOE — Net of 30% Royalty 1,366   5,637

Average price/barrel $46.57   $83.22
Average price/mcf $1.54   $1.54

  $ $/BOE — net $ $/BOE — net
REVENUES:
Oil sales $72,746   $458,113
Gas sales 2,514   16,506
Royalties (32,833)   (168,790)
  42,427 31.06 305,829 54.25
EXPENSES:
Operating expenses 13,469 9.86 52,946 9.39
Workovers 10,870 7.96 24,663 4.38
Depletion 7,822 5.73 24,778 4.40
Depreciation 212 0.15 731 0.12
General and administrative 11,952 8.75 5,974 1.06
Windfall profits tax     56,377 10.00
Taxes other than on income (10,629) (7.78) — -
  33,696 24.67 165,469 29.35
INCOME FROM OPERATIONS 8,731 6.39 140,360 24.90

Interest Expense 2,329 1.70 2,329 0.41

Income before income tax 6,402 4.69 138,031 24.49

Current income tax expense 9,163 6.71 69,374 12.31
Deferred income tax (benefit) (27,089) (19.83) (52,560) (9.32)
NET INCOME 24,328 17.81 121,217 21.50
Adjustment to reconcile to reported Net Income from
Unconsolidated Equity Affiliate:
Deferred income tax benefit 18,844   43,835
Net income (loss) equity affiliate 5,484   77,382
Equity interest in unconsolidated equity affiliate 40%   40%
Income (loss) before amortization of excess basis in equity affiliate 2,194
30,953
Amortization of excess basis in equity affiliate (290)   (1,155)
Conform depletion expense to GAAP 4,307   2,533
Reserve for interest receivable 2,428   —
Net income from unconsolidated equity affiliate $8,639   $32,331

As discussed in Note 1 of our 2008 Annual Report on Form 10K, we are restating our historical financial statements for the year ended December 31, 2007, and revising quarterly information for the quarters ended December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008. The restatement and resulting revisions relate to the deferred tax adjustment to reconcile our share of Petrodelta’s net income reported under International Financial Reporting Standards (“IFRS”) to that required under accounting principles generally accepted in the United States of America (“GAAP”) and recorded within Net income from unconsolidated equity affiliates. We are presenting this restatement in our 2008 Annual Report on Form 10-K.

The adjustment to record our share of Petrodelta’s net income under GAAP should only include deferred tax related to non-monetary temporary differences impacted by inflationary adjustments under Venezuela law. In 2008, we determined that since October 1, 2007, all deferred tax recorded in Petrodelta’s IFRS financial statements had been adjusted in error. Accordingly, we had misstated our Net income from unconsolidated equity affiliates with a resulting direct impact on our Net Income.

The following tables set forth the effect of the adjustments described above on Net Income for the year ended December 31, 2007.

Consolidated Statement of Income

	Year ended December 31, 2007
	As Previously
(Dollars in thousands, except per share information)	Reported	Restated

Net income (loss)	$57,237	$60,118

Net Income (Loss) Per Common Share:
Basic	$1.57	$1.65
Diluted	$1.51	$1.59

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